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                                                                    EXHIBIT 5.1

                  OPINION OF CLEARY, GOTTLIEB, STEEN & HAMILTON

               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]

Writer's Direct Dial: (212) 225-2930

                                                                  June 27, 1996

SmithKline Beecham Holdings Corporation
c/o SmithKline Beecham Corporation
One Franklin Plaza
Philadelphia, Pennsylvania  19101

         Re: Flexible Auction Rate Preferred Stock of SmithKline Beecham
             Holdings Corporation

Ladies and Gentlemen:

         We have acted as counsel to SmithKline Beecham Holdings Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the issuance, as described in the Registration Statement and the form of prospectus contained therein (the "Prospectus"), of up to 12,920 shares of the Company's Flexible Auction Rate Preferred Stock, liquidation preference $100,000 per share (the "Securities"). The Securities are to be issued in accordance with the terms of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and By- Laws (the "By-Laws") and the Certificate of Designations under which the terms of the Securities will be designated (the "Certificate of Designations").

         In arriving at the opinions expressed below, we have reviewed the Registration Statement as filed with the Commission and the exhibits thereto, including the Certificate of Incorporation, the By-Laws and a form of the Certificate of Designations. In addition, we have
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SmithKline Beecham Holdings Corporation, p. 2

reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine and that the Securities will conform in all material respects to the description thereof set forth in the Prospectus.

         Based on the foregoing, it is our opinion that, upon filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Securities will have been duly authorized by all necessary corporate action of the Company and, when issued and delivered in accordance with such authorization, will be validly issued, fully paid and nonassessable.

         The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus under the heading "Legal Matters." By giving such consent, we do not admit that we are "experts" under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                  Very truly yours,

                                  CLEARY, GOTTLIEB, STEEN & HAMILTON



                                  By              /s/ Paul J. Shim
                                     ------------------------------------------
                                               Paul J. Shim, a Partner